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EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE.



                                                                Three months ended September 30,     Nine months ended September 30,
                                                                ---------------------------------    -------------------------------
                                                                      1996              1995               1996            1995
                                                                ---------------    --------------    ---------------   -------------
Income before income taxes and
   extraordinary item..........................................    $2,074,499         $789,373         $4,637,420        $1,923,299

Pro forma provision for income taxes @ 39%.....................                        308,000                              750,000

Income taxes...................................................       922,000                           1,673,000

Adjustments for reduction in interest
   expense and effects of shares
   required to pay offering costs,
   and debt of $11,527,000.....................................       119,000          195,000            494,000           583,000
                                                                ---------------    --------------    ---------------   -------------
Pro forma net income before extraordinary item.................     1,271,499          676,373          3,458,420         1,756,299

Extraordinary item from early extinguishment of
   debt, net of income taxes...................................       149,789               --            149,789                --
                                                                ---------------    --------------    ---------------   -------------

Pro forma net income...........................................    $1,121,710         $676,373         $3,308,631        $1,756,299
                                                                ===============    ==============    ===============   =============

Average number of common shares outstanding....................     3,079,619        2,720,881          3,079,619         2,644,183
Common equivalent shares outstanding...........................       444,249          509,320            444,249           509,320
Shares included in the offering................................     2,169,636        2,169,636          2,169,636         2,169,636
                                                                ---------------    --------------    ---------------   -------------
Pro forma weighted average number of common
   and common equivalent shares outstanding....................     5,693,504        5,399,837          5,693,504         5,323,139
                                                                ===============    ==============    ===============   =============
Pro forma net income per common and common
   equivalent shares outstanding before
   extraordinary item..........................................         $0.22            $0.13              $0.61             $0.33

Extraordinary item.............................................         $0.03               --              $0.03                --
                                                                ---------------    --------------    ---------------   -------------

Pro forma net income per common and common
   equivalent shares outstanding...............................         $0.20            $0.13              $0.58             $0.33
                                                                ===============    ==============    ===============   =============


NOTE: Net income per share figures will not necessarily add due to rounding adjustments.